Exhibit 99.1

FOR IMMEDIATE RELEASE

ANKAM, INC. FILES 8-K TO CLARIFY RELATIONSHIP WITH T&E GLOBAL

TAIPEI, TAIWAN – January 29, 2026 – ANKAM, Inc. (OTC: ANKM) ("ANKAM" or the "Company") today filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission ("SEC") to correct inaccurate statements made in a news article published on or about January 4, 2026, on New-Reporter.com. The Company discovered the article on or about January 28th and promptly investigated, determining that the information originated from an unauthorized press release issued by T&E Global. ANKAM did not issue, approve, or authorize the T&E Global press release or the subsequent news coverage.

ANKAM emphasizes that T&E Global is not a subsidiary, division, or core business unit of the Company. The two entities operate independently, and there is no formal corporate relationship between them.

ANKAM further clarifies that Mr. Wang Wen Lung, who serves as ANKAM’s President, Chief Executive Officer, Chief Financial Officer, and Director, holds 71.05% of ANKAM’s outstanding shares and 30.4% of T&E Global’s outstanding shares. Aside from Mr. Wang’s dual ownership, there are no other related parties, family members, or affiliates connected to either company. At the same time, ANKAM confirms that there are no current formal business relationships, contractual agreements, joint operations, or strategic initiatives between ANKAM and T&E Global.

Looking ahead, ANKAM notes that any potential future transactions with T&E Global would be conducted strictly at arm’s-length. Such transactions would be reviewed and approved by a committee of the Company’s board of directors in accordance with ANKAM’s Related Party Transaction Policy. Independent third-party valuations or fairness opinions would be sought, and Mr. Wang would recuse himself from all negotiations, with his recusal documented in board minutes.

Commitment to Transparency and Governance

ANKAM maintains a formal Related Party Transaction Policy, which requires prior approval of all related party transactions, independent valuation of material transactions, and full disclosure in SEC filings. The Company’s board of directors has approved the disclosures in this filing.

About ANKAM, Inc.

ANKAM, Inc. is a technology company specializing in mobile applications, including expense and sales management tools and related software solutions.

Investor Contact:

ANKAM, Inc. 5F., No. 97, Jingye 1st Rd., Zhongshan Dist., Taipei City 104, Taiwan (R.O.C.) Email: info@ankm.site